Exhibit 99.1

Portola Pharmaceuticals Receives Complete Response Letter

from FDA for Biologics License Application for AndexXa™ (andexanet alfa)

—Conference call on August 18 at 8:30 am ET —

South San Francisco, Calif. (August 17, 2016) — Portola Pharmaceuticals Inc.® (NASDAQ: PTLA) today announced that it has received a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) regarding its Biologics License Application (BLA) for AndexXa™ (andexanet alfa). An FDA-designated Breakthrough Therapy, AndexXa is in development for patients treated with a direct (apixaban, rivaroxaban, or edoxaban) or indirect (enoxaparin) Factor Xa inhibitor when reversal of anticoagulation is needed due to life-threatening or uncontrolled bleeding. Currently, there is no FDA-approved antidote for Factor Xa inhibitors.

In the CRL for AndexXa, the FDA requested that Portola provide additional information primarily related to manufacturing. The agency also asked for additional data to support inclusion of edoxaban and enoxaparin in the label, and indicated it needs to finalize its review of the clinical amendments to Portola’s post-marketing commitments that recently were submitted.

“Because AndexXa addresses an urgent unmet medical need, we and the FDA are committed to resolving the outstanding questions and determining appropriate next steps. Portola’s goal is to define the most expedient path to approval so we can meet the needs of these patients who have no alternative,” said Bill Lis, chief executive officer of Portola. “We plan to meet with the FDA as soon as possible.”

Conference Call Details

The Portola management team will host a conference call and webcast tomorrow, Thursday, August 18, 2016, at 8:30 am ET to provide more information about AndexXa. The live call can be accessed by phone by calling 1 (844) 452-6828 (domestic) or 1 (765) 507-2588 (international) and specifying conference call code 68482562. The webcast can be accessed live on the Investor Relations section of the Company’s website at http://investors.portola.com. It will be archived for 30 days following the call.

About the Need for a Factor Xa Inhibitor Antidote

Annually, 1 to 4 percent of patients treated with Factor Xa inhibitors may experience major bleeding, and an additional 1 percent may require emergency surgery. Commensurate with the increase in the use of Factor Xa inhibitors — for stroke prevention in atrial fibrillation; treatment and prevention of deep vein thrombosis (DVT) and pulmonary embolism; and prevention of DVT following knee or hip replacement surgery — the number of hospital admissions due to bleeding associated with these agents continues to grow. In the United States, more than 80,000 patients treated with oral Factor Xa inhibitors were admitted to the hospital due to bleeding during 2015. Including patients taking the injectable Factor Xa inhibitor enoxaparin, it is estimated that more than 100,000 U.S. patients could benefit from an antidote annually. Currently, there is no FDA-approved antidote for Factor Xa inhibitors for these patients.

About AndexXa

AndexXa, an investigational drug, is a modified human Factor Xa molecule that acts as a decoy to target and sequester with high specificity both oral and injectable Factor Xa inhibitors in the blood. Once bound, the Factor Xa inhibitors are unable to bind to and inhibit native Factor Xa, thus potentially allowing for the restoration of normal hemostatic processes. AndexXa is the first compound being studied as an antidote for Factor Xa inhibitors that directly and specifically reverses anti-Factor Xa activity — the anticoagulant mechanism of these agents.

Portola’s BLA for AndexXa was based on data from two Phase 3 ANNEXA™ studies that evaluated the safety and efficacy of AndexXa in reversing the anticoagulant activity of the Factor Xa inhibitors rivaroxaban and apixaban in older healthy volunteers. Results of those studies were published online by The New England Journal of Medicine in November 2015.

The BLA also included limited adjudicated efficacy and safety data from initial patients enrolled in the ongoing ANNEXA-4 study. Portola is currently evaluating AndexXa in this global, Phase 3b/4 single-arm, open-label confirmatory study in patients receiving apixaban, rivaroxaban, edoxaban or enoxaparin who present with an acute major bleed.

The FDA granted AndexXa Orphan Drug designation, for which Portola would expect to receive seven years of marketing exclusivity if the drug is approved. This designation applies to drugs and biologics intended for the treatment, diagnosis or prevention of rare diseases/disorders that affect fewer than 200,000 people in the United States.

About Portola Pharmaceuticals, Inc.

Portola Pharmaceuticals is a biopharmaceutical company developing product candidates that could significantly advance the fields of thrombosis and other hematologic diseases. The Company is advancing three programs, including betrixaban, an oral, once-daily Factor Xa inhibitor; AndexXa™ (andexanet alfa), a recombinant protein designed to reverse the anticoagulant effect in patients treated with an oral or injectable Factor Xa inhibitor; and cerdulatinib, a Syk/JAK inhibitor in development to treat hematologic cancers. Portola’s partnered program is focused on developing selective Syk inhibitors for inflammatory conditions. For more information, visit www.portola.com and follow the Company on Twitter @Portola_Pharma.

Forward-looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the potential future regulatory approval of AndexXa. Risks that contribute to the uncertain nature of the forward-looking statements include the risk that we may be unable to satisfy the FDA’s requirements for such approval. These and other risks and uncertainties are described more fully in our most recent filings with the Securities and Exchange Commission, including our most recent quarterly report on Form 10-Q, which was filed on August 9, 2016. All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Investor Contact:	Media Contact:
Ana Kapor	Julie Normart
Portola Pharmaceuticals	W2O Group
ir@portola.com	jnormart@w2ogroup.com